Exhibit 10.28

Revised December 21, 2010

October 27, 2010

Tricia Primrose Wallace

22000 AOL Way

Dulles, VA 20166

Separation Agreement and Release of Claims

Dear Tricia:

This letter will serve as confirmation that your employment with AOL Inc. (together with any successors, subsidiaries, merged entities, and their respective affiliates, “AOL” or “the Company”) is being terminated without cause. This Separation Agreement and Release of Claims (“Separation Agreement”), upon your signature after your Separation Date, will constitute the complete agreement between you and the Company regarding the terms of your separation from employment.

1.    Your employment with the Company will terminate without cause at the close of business February 1, 2011 (your “Separation Date”) and the date of this letter shall be deemed your notification date (your “Notification Date”). Beginning on your Notification Date, you will remain an employee of the Company through your Separation Date (“Notification Period”). You shall continue to receive your base salary and benefits during this Notification Period. It is expected that you will perform your job satisfactorily. The Company reserves the right to change your Separation Date, but will notify you in writing of any change. If you obtain other employment with AOL within thirty days of your Separation Date, you will not be eligible to receive any of the benefits set forth in this Separation Agreement, unless specified herein, and this Separation Agreement shall become null and void.

2.    On the next regularly scheduled pay date following your Separation Date, or sooner if local law requires, you will receive a check for all unpaid wages and any accrued, unused vacation or paid time off from January 1, 2011, or longer if required by state law, due through your Separation Date, less applicable deductions and withholdings.

3.    Your medical, dental and vision benefits will continue through the end of the month in which your Separation Date occurs. The date of the qualifying event for purposes of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) shall be your Separation Date. You will receive separate information regarding your option to continue health benefits under COBRA after your Separation Date. Your Company-paid life insurance will continue through the end of the month in which your Separation Date occurs. All other benefits will terminate on your Separation Date.

Aol.

22000 AOL Way, Dulles, VA 20166

4.    Prior to your departure on your Separation Date, unless otherwise instructed by an authorized Company representative, you must:

a.    resign from any and all positions you hold as an officer and/or director of AOL Inc. and from each of its direct and indirect subsidiaries and/or affiliates; and

b.    return to your manager all the Company property in your possession, including, but not limited to, your identification badge and SecurlD, keys, computers, corporate credit cards, pagers, telephones, parking permits and the original and all copies of any written, recorded, or computer readable information about Company practices, procedures, trade secrets, customer lists or product marketing associated with the Company’s business and any other information deemed proprietary or confidential in accordance with Company policies or the Company’s Confidential Information, NonCompetition and Proprietary Rights Agreement (the “CNPR Agreement”). By signing this Separation Agreement, you represent that you have returned all Company confidential or proprietary information in your possession and that you took all reasonable steps to protect the confidentiality of such Company information during your employment. You agree that you are bound by (a) all the terms of the Standards of Business Conduct through your Separation Date and (b) the Company’s CNPR Agreement, which remains in full force and effect after your Separation Date and includes, among other obligations, the continuing duty not to disclose Company confidential or proprietary information after your Separation Date. Notwithstanding anything in the CNPR Agreement to the contrary, you shall not be prevented from accepting employment at any company except that for the twelve month period immediately following your Separation Date (the “Restricted Period”), you agree you will not accept employment by Bloomberg, Demand Studios, Yahoo!, Inc., Google Inc., Microsoft Corporation, lAC/InterActive Corp., News Corp, Viacom Inc. or Disney, or any of their respective subsidiaries, affiliates or successors (each a “Restricted Entity”). In the event you wish to work for one of the Restricted Entities during the Restricted Period, you may send a written notice of that request to the Company, at which time the Company may elect to waive the application of this Paragraph 4 and to allow you to work for that Restricted Entity during the Restricted Period.

5.    In addition, pursuant to your December 7, 2007 employment agreement (“Employment Agreement”) and under the terms and conditions as detailed below, the Company will agree to provide you additional payments and benefits, which you acknowledge are payments and benefits to which you are otherwise not entitled, if you sign this Separation Agreement. If you do not sign this Separation Agreement, you will not receive the additional payments and benefits.

6.    In exchange for your execution of this Separation Agreement, the Company will provide you the following and the following terms shall apply:

a.    An amount equal to eighteen (18) months of your current Base Salary, $637,500.24, less applicable withholdings, paid in a lump sum, subject to Paragraph 6(g) below. This payment will not be eligible for deferrals to the Company’s 401(k) plan.

b.    Subject to the terms of Paragraph 16 of your Employment Agreement, provided the Company pays a Bonus to eligible employees under the Company’s ABP for the fiscal year ending prior to your Separation Date, you will receive a Bonus payment, payable at the same rate that continuing employees receive their Bonus payment, less tax withholdings; provided however, that such Bonus payment has not already been paid to you prior to your Separation Date. This payment will be paid in a lump sum at the same time that continuing employees receive their ABP payment for 2010. This payment will not be eligible for deferrals in the Company’s 401(k) plan.

c.    Subject to the terms of Paragraph 16 of your Employment Agreement, you will receive an amount equal to a pro-rated bonus payment for the period from January 1, 2011 through your Separation Date, payable at target (an amount equal to $27,945.39, less applicable withholdings, paid in a lump sum, subject to Paragraph 6(g) below. This payment will not be eligible for deferrals to the Company’s 401(k) plan.

d.    In addition, you will receive an amount equal to the cash payment you otherwise would have been eligible to receive on April 15, 2011 under the RSU Make-Good Program (had you been an active employee on that date), $45,119.94, less applicable withholdings, paid in a lump sum, subject to Paragraph 6(g) below. This payment will not be eligible for deferrals to the Company’s 401(k) plan.

e.    If you elect to enroll in COBRA benefit continuation, the Company will pay the cost of medical, dental and vision benefit coverage under COBRA for eighteen (18) months beginning the first day of the calendar month following the termination of your employment.

f.    The services of a professional outplacement and counseling firm, as designated by the Company, for eighteen (18) months to assist you in securing employment following your separation from employment with the Company.

g.    The payments made under Paragraphs 6(a), 6(c) and 6(d) will be paid within thirty (30) days of your Separation Date or the “effective date” of the signed Separation Agreement, as set forth in Paragraph 15 below, whichever is later, but no later than March 15 of the calendar year following the termination of your employment.

h.    You shall not be entitled to notice and severance under any policy or plan of the Company (the payments set forth in this Paragraph being given in lieu thereof).

i. Except as set forth above, you shall not be entitled to receive any other bonus or pro-rated bonus payment.

j.    The payments under Paragraphs 6(a), 6(b) 6(c) and 6(d) shall be made without regard to any duty to mitigate damages and shall not be reduced by any compensation received by you from any subsequent employment.

7.    The payments and other benefits set forth in Paragraph 6 are being offered solely in consideration for your execution of this Separation Agreement, including a release of all claims against the Company as set forth in Paragraph 8 below. The payments are not an admission of any wrongdoing by the Company.

8.    In exchange for the Company’s agreement as stated above, you agree to release and discharge unconditionally the Company and any of its past or present subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities, benefit plans, and all of their respective past and present officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, and all of their respective successors and assigns, from any and all claims, actions, causes of action, demands, obligations or damages of any kind arising from your employment with the Company and the separation from that employment or otherwise, whether known or unknown to you, whether under federal, state or local law (whether constitutional, statutory, regulatory or decisional) which you ever had or now have upon or by reason of any matter, cause or thing, up to and including the day on which you sign this Separation Agreement. Without limiting the generality of the foregoing, the claims you are waiving include, but are not limited to, all claims arising out of or related to any stock options held by you or granted to you by the Company which are scheduled to vest subsequent to your Separation Date; all claims of discrimination or harassment on the basis of sex, race, age, national origin, religion, sexual orientation, disability, veteran status or any other legally protected category, and of retaliation; all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), the Americans with Disabilities Act, and all other federal, state and local fair employment and anti-discrimination laws, all as amended; all claims under the Worker Adjustment and Retraining Notification Act (WARN) and similar state and local statutes, all as amended; all claims under the National Labor Relations Act, as amended; all claims under the Family and Medical Leave Act and other federal, state and local leave laws, all as amended; all claims under the Employee Retirement Income Security Act (except with respect to accrued vested benefits under any retirement or 401(k) plan in accordance with the terms of such plan and applicable law); all claims under 42 U.S.C. § 1981, as amended; all claims under the Sarbanes-Oxley Act of 2002; all claims of whistleblowing and retaliation under federal, state and local laws; all claims under any principle of common law or sounding in tort or contract; all claims concerning any right to reinstatement; all claims for attorneys’ fees, costs, damages or other relief (monetary, equitable or otherwise) from the Company, whether under federal, state or local law, whether statutory, regulatory or common law, to the fullest extent permitted by law. Further, each of the persons and entities released herein is intended to be a third-party beneficiary of this Separation Agreement. This release of claims does not affect or waive any claim for workers’ compensation benefits, unemployment benefits or other legally non-waivable rights or claims; claims that arise after you sign this Separation Agreement; your right to exercise any and all Company stock options held by you that are exercisable as of your Separation Date during the applicable period of exercise and in accordance with all other terms of those options and the stock options plans, agreements, and notices under which such options were granted; or your right to enforce the terms of this Separation Agreement. Additionally, nothing in this Separation Agreement waives or limits your right to file a charge with, provide information to or cooperate in any investigation of or proceeding brought by a government agency (though you acknowledge you are not entitled to recover money or other relief with respect to the claims waived in this Separation Agreement).

9.    You agree to assist the Company, in connection with any litigation, investigation or other matter involving your tenure as an employee, officer, or director of the Company, including, but not limited to, meetings with Company representatives and counsel and giving testimony in any legal proceeding involving the Company. The Company will reimburse you for reasonable out-of-pocket expenses (not including attorney’s fees unless required by federal, state or local law) incurred in rendering such assistance to the Company.

10.    The parties understand and agree that the terms of this Separation Agreement are confidential and agree not to disclose to others the terms of this Separation Agreement, except as otherwise permitted or required by law, to a government agency in connection with any charge or investigation, in connection with a dispute arising out of this Separation Agreement, or with the written consent of the other; provided however, that this Paragraph 10 does not preclude disclosure to your immediate family or for purposes of securing professional financial, tax or legal services, and for the Company, on a strictly need to know basis, provided further that, prior to making any such disclosure, the parties will inform any such persons that this confidentiality clause is in effect and that they are also bound by it.

11.    You agree not to affirmatively encourage or assist any person or entity in litigation against the Company or its affiliates, officers, directors, employees or agents in any manner. This provision does not affect the claims and rights that you have not waived as set forth in Paragraph 8 or prohibit your response to a valid subpoena for documents or testimony or other lawful process; however, you agree to provide the Company with immediate notice of any such subpoena or process. You further agree that this Separation Agreement is not admissible in any proceeding except one to enforce the terms of this Separation Agreement.

12.    You agree not to make any disparaging or untruthful remarks or statements about the Company, its officers, directors, employees or agents. The Company agrees not to cause its officers and senior executives to make any disparaging or untruthful remarks or statements about your employment with the Company. Nothing in this Separation Agreement prevents you or the Company from making truthful statements when required by law, court order, subpoena, or the like, to a governmental agency or body.

13.    You agree that in the event you breach any of your obligations under Paragraphs 4, 9, 10, 11 and 12 of this Separation Agreement, the Company will be entitled to recover the full amount paid under Paragraph 6 above and to obtain all other remedies provided by law or in equity.

14.    If any term or clause of this Separation Agreement should ever be determined to be unenforceable, you and the Company agree that this will not affect the enforceability of any other term or clause of this Separation Agreement.

15.     a)    If you are under age 40 on your Separation Date:

You should consider consulting an attorney before executing this Separation Agreement. You have seven (7) days from your Separation Date in which to sign and return the Separation Agreement, although you may, at your discretion, sign and return the Separation Agreement at any earlier time, after your Separation Date. The day you return the executed Separation Agreement is the “effective date” of this Separation Agreement. If you have not returned the executed Separation Agreement within the time permitted, then the Company’s offer will expire by its own terms at such time.

b)    If you are age 40 or older on your Separation Date:

Pursuant to the Older Workers Benefit Protection Act of 1990 (“OWBPA”), you are advised: (1) to consult an attorney regarding this Separation Agreement before executing the Separation Agreement; (2) that you are waiving rights or claims which may be waived by law in exchange for consideration which is not otherwise due to you; (3) that rights or claims, including those arising under the Age Discrimination in Employment Act of 1967 (ADEA), that may arise after the date this Separation Agreement is executed are not waived; (4) that you have twenty-one (21) days from the date you received this Separation Agreement in which to sign and return the Separation Agreement, although you may, at your discretion, knowingly and voluntarily, sign and return the Separation Agreement at any earlier time after your Separation Date; (5) that at any time within seven (7) days after executing this Separation Agreement, you may revoke the Separation Agreement; and (6) that this Separation Agreement is not enforceable until the revocation period has passed without a revocation. You acknowledge that by signing this Separation Agreement, you are giving up claims and rights under the Age Discrimination in Employment Act of 1967 as amended, as described above.

To revoke, you must send a written statement of revocation delivered by certified mail to AOL Inc., Attn: Gillian Pon, 22000 AOL Way, Dulles, VA 20166. The revocation must be received no later than 5:00 p.m. on the seventh day following your execution of this Separation Agreement. If you do not so revoke, the eighth day following your acceptance will be the “effective date” of this Separation Agreement. If you have not returned the executed Separation Agreement within the time permitted, then the Company’s offer will expire by its own terms at the conclusion of the time permitted.

16.    This Separation Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in New York without regard to the principles of conflicts of law.

To accept the Separation Agreement, you must sign below on or after your Separation Date and return one entire copy to AOL Inc., Attn: Gillian Pon, 22000 AOL Way, Dulles, VA 20166. (An extra copy for your files is enclosed.)

Sincerely,

/s/ Gillian Pon

Gillian Pon

Vice President, Human Resources

AOL Inc.

By signing this Separation Agreement, I acknowledge that: I have had the opportunity to review this Separation Agreement carefully with legal or other personal advisors of my own choice; I understand that by signing this Separation Agreement I am releasing the Company of all claims against it; I have read this Separation Agreement and understand its terms; I have been given a reasonable period of time to consider its terms and effect and to ask any questions I may have; I voluntarily agree to the terms of this Separation Agreement.

AGREED AND ACCEPTED:

/s/ Tricia Primrose Wallace	12/27/10
Tricia Primrose Wallace	Date